       INVESTMENT MANAGEMENT AGREEMENT
       AGREEMENT, made by and between DELAWARE GROUP EQUITY FUNDS III, a
Delaware statutory trust (the "Trust"), on behalf of each series of shares of beneficial interest of the Trust that is listed on Exhibit A to this Agreement, as that Exhibit may be amended from time to time (each such series of shares is hereinafter referred to as a "Fund" and, together with other series of shares listed on such Exhibit, the "Funds"), and DELAWARE MANAGEMENT
COMPANY, a series of Delaware Management Business Trust, a Delaware statutory trust (the
"Investment Manager").
WITNESSETH:
       WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
       WHEREAS, each Fund engages in the business of investing and reinvesting its assets in securities;
       WHEREAS, the Investment Manager is registered under the Investment Advisers Act of
1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of providing investment management services; and
       WHEREAS, the Trust, on behalf of each Fund, and the Investment Manager desire to enter into this Agreement so that the Investment Manager may provide investment management services to each Fund.
       NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:
          1.  The Trust hereby employs the Investment Manager to manage the investment and reinvestment of each Fund's assets and to administer its affairs, subject to the direction of the
Trust's Board of Trustees and officers for the period and on the terms hereinafter set forth.  The
Investment Manager hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.
The Investment Manager shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent of the Trust or the
Funds.   The Investment Manager shall regularly make decisions as to what securities and other instruments to purchase and sell on behalf of each Fund and shall effect the purchase and sale of such investments in furtherance of each Fund's investment objectives and policies and shall furnish the Board of Trustees of the Trust with such information and reports regarding each
Fund's investments as the Investment Manager deems appropriate or as the Trustees of the Trust may reasonably request.  Such decisions and services shall include exercising discretion regarding any voting rights, rights to consent to corporate actions and any other rights pertaining to each Fund's investment securities.
          2.  The Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto, including, but not in limitation of the foregoing, the costs incurred in:  the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance, redemption and repurchase of shares; preparation of share certificates;
reports and notices to shareholders; calling and holding of shareholders' and trustees' meetings;
miscellaneous office expenses; brokerage commissions; custodian fees; legal, auditing, fund accounting, and financial administration fees; taxes; federal and state registration fees; and other costs and expenses approved by the Board of Trustees.  Trustees, officers and employees of the
Investment Manager may be directors, trustees, officers and employees of any of the investment companies within the Delaware Investments family of funds (including the Trust).  Trustees, officers and employees of the Investment Manager who are directors, trustees, officers and/or employees of these investment companies shall not receive any compensation from such companies for acting in such dual capacity.
       In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust and Investment Manager may share facilities common to each, which may include legal and accounting personnel, with appropriate proration of expenses between them.
 3.  (a)  Subject to the primary objective of obtaining the best execution, the
Investment Manager may place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers selected by the Investment Manager who provide statistical, factual and financial information and services to the Trust, to the Investment Manager, to any sub-adviser (as defined in Paragraph 5 hereof, a "Sub-Adviser") or to any other fund or account for which the Investment Manager or any Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Trust or who sell shares of any other investment company (or series thereof) for which the Investment Manager or any Sub-Adviser provides investment advisory services.  Broker/dealers who sell shares of any investment companies or series thereof for which the Investment Manager or Sub-Adviser provides investment advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the rules of the Securities and Exchange
Commission (the "SEC") and Financial Industry Regulatory Authority, Inc. ("FINRA") and does not take into account such broker/dealer's promotion or sale of such shares.
  (b)  Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the
Trust, the Investment Manager may cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the
Trust and to other investment companies (or series thereof) and other advisory accounts for which the Investment Manager exercises investment discretion.
 4.  As compensation for the investment services to be rendered to a particular Fund by the Investment Manager under the provisions of this Agreement, the Trust shall pay monthly to the Investment Manager exclusively from that Fund's assets, a fee based on the average daily net assets of that Fund during the month.  Such fee shall be calculated in accordance with the fee schedule applicable to that Fund as set forth in Exhibit A hereto.
       If this Agreement is terminated prior to the end of any calendar month with respect to a particular Fund, the management fee for such Fund shall be prorated for the portion of any month in which this Agreement is in effect with respect to such Fund according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 calendar days after the date of termination.
       5.  The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act ("Sub-Advisers") to perform some or all of the services for a Fund for which it is responsible under this Agreement.  The Investment
Manager will compensate any Sub-Adviser for its services to the Fund.  The Investment Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund's shareholders, if required, is obtained.  The
Investment Manager will continue to have responsibility for all advisory services furnished by any Sub-Adviser.
       6.  The services to be rendered by the Investment Manager to the Trust under the provisions of this Agreement are not to be deemed to be exclusive.  The Investment Manager, its trustees, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual, so long as the Investment
Manager's other activities do not impair its ability to render the services provided for in this
Agreement.
       7.  It is understood and agreed that so long as the Investment Manager and/or its advisory affiliates shall continue to serve as the Trust's investment adviser, other investment companies as may be sponsored or advised by the Investment Manager or its affiliates may have the right permanently to adopt and to use the words "Delaware," "Delaware Investments" or
"Delaware Group" in their names and in the names of any series or class of shares of such funds.
 8.  In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of its duties as the Investment Manager to the Trust, the Investment
Manager shall not be subject to liability to the Trust or to any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.
 9.  (a) This Agreement shall be executed and become effective as of the date written below, and shall become effective with respect to a particular Fund as of the effective date set forth in Exhibit A for that Fund, only if approved by the vote of a majority of the outstanding voting securities of that Fund.  It shall continue in effect for an initial period of two years for each
Fund and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of that Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval.
             (b) This Agreement (and Exhibit A hereto) may be amended without the approval of a majority of the outstanding voting securities of the Fund if the amendment relates solely to a management fee reduction or other change that is permitted or not prohibited under then current federal law, rule, regulation or SEC staff interpretation thereof to be made without shareholder approval.  This Agreement may be amended from time to time pursuant to a written agreement executed by the Trust, on behalf of the applicable Fund, and the Investment Manager.
             (c) This Agreement may be terminated as to any Fund by the Trust at any time, without the payment of a penalty, on sixty days' written notice to the Investment Manager of the Trust's intention to do so, pursuant to action by the Board of Trustees of the Trust or pursuant to the vote of a majority of the outstanding voting securities of the affected Fund.  The
Investment Manager may terminate this Agreement at any time, without the payment of a penalty, on sixty days' written notice to the Trust of its intention to do so.  Upon termination of this
Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Investment
Manager the fee provided in Paragraph 4 hereof, prorated to the date of termination.  This
Agreement shall automatically terminate in the event of its assignment.
 10.  This Agreement shall extend to and bind the administrators, successors and permitted assigns of the parties hereto.
 11.  For the purposes of this Agreement, (i) the terms "vote of a majority of the outstanding voting securities"; "interested persons"; and "assignment" shall have the meaning ascribed to them in the 1940 Act, and (ii) references to the SEC and FINRA shall be deemed to include any successor regulators.
 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the 4th day of January, 2010.

DELAWARE MANAGEMENT
COMPANY, a series of Delaware
Management Business Trust

DELAWARE GROUP EQUITY FUNDS III
on behalf of the Funds listed on Exhibit A

By  David P. O'Connor
Name  David P. O'Connor
Title  Sr. Vice President

By  Patrick P. Coyne
Name  Patrick P. Coyne
Title  President

 EXHIBIT A

 THIS EXHIBIT to the Investment Management Agreement between DELAWARE GROUP
EQUITY FUNDS III and DELAWARE MANAGEMENT COMPANY, a series of Delaware
Management Business Trust (the "Investment Manager"), entered into as of the 4th day of January, 2010
(the "Agreement") lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a
percentage of average daily net assets)
Annual Rate
Delaware Small Cap Growth Fund

January 4, 2010
1.00% on first $250 million
0.90% on next $250 million
0.75% on assets in excess of $500 million
Delaware Trend Fund

January 4, 2010
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion

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